Exhibit 5.3

OPINION OF DINSMORE & SHOHL LLP

April 3, 2012

ExamWorks Group, Inc.
3280 Peachtree Road, N.E.
Suite 2625
Atlanta, GA 30305
Attention: J. Miguel Fernandez De Castro

Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as legal counsel to Ricwel of West Virginia, LLC, a West Virginia limited liability company (the “Company”), which is a direct or indirect subsidiary of ExamWorks Group, Inc. (the “Issuer”) in connection with the filing of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) by the Issuer and the additional registrants named therein, including the Company, under the Securities Act of 1933, as amended (the “Securities Act”) . The Registration Statement relates to (a) the issuance by the Issuer of up to $250,000,000 in aggregate principal amount of the Issuer’s 9% Senior Notes due 2019 (the “New Notes”) and (b) the issuance by the Company and the other issuers (together, the Guarantors”) of registered guarantees pursuant to the Indenture, as defined below (the “Guarantees”) with respect to the New Notes, in exchange for and in replacement of (x) the Issuer’s 9% Senior Notes due 2019 issued on July 19, 2011 (the “Old Notes”), of which $250,000,000 in aggregate principal amount is outstanding and is subject to the exchange offer pursuant to the Registration Statement, and (y) related guarantees.  The issuance and exchange will occur upon the terms and subject to the conditions set forth in the Registration Statement and the related Letter of Transmittal (which, together with the Registration Statement, constitute the “Exchange Offer”).

The New Notes are to be issued pursuant to the Indenture dated as of July 19, 2011 (the “Indenture”) by and among the Issuer, the Guarantors and U.S. Bank, National Association, as trustee (the “Trustee”). The Exchange Offer constitutes an offer to exchange the New Notes for up to an equal aggregate principal amount of the Old Notes.  The Company’s Guarantee of the New Notes shall be referred to herein as the “Company Guarantee”.

For the purposes of giving this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the articles of organization and operating agreement of the Company, certified as of April 3, 2012 by the Vice President and General Counsel of the Company, (ii) resolutions of the Company with respect to the issuance of the Company Guarantee, (iii) a certificate of the Secretary of State of the State of West Virginia as to the organization and legal existence of the Company as of March 30¸ 2012 (the “Certificate of Existence”), (iv) the Indenture, (v) the Registration Statement, (vi) the Registration Rights Agreement, dated as of July 19, 2011, by and among the Issuer, the Guarantors and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Sun Trust Robinson Humphrey, Inc., Wells Fargo Securities, LLC, Credit Suisse Securities (USA) LLC, and Goldman, Sachs & Co. (the “Registration Rights Agreement”), (vii) the Guarantees, and (viii) forms of the New Notes (collectively, the “Documents”).

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the due authorization, execution and delivery of the Company Guarantee by the Company. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer and the Company.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

 1.            The Company is a limited liability company under the laws of the State of West Virginia, and with your consent, based solely on the Certificate of Existence, we confirm that the Company is validly existing and in good standing under the laws of the State of West Virginia;

2.           The Company has all necessary limited liability company power and authority to execute, deliver and perform its obligations under the Company Guarantee.

3.           The execution, delivery and performance of the Company Guarantee by the Company has been duly and validly authorized by all necessary limited liability action of the Company.

We hereby consent to the filing of this opinion as Exhibit 5.3 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of West Virginia, and with respect to opinions 2 and 3, the Uniform Limited Liability Act of West Virginia, as now in effect, and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. We note that the Documents are to be governed by the laws of the State of New York.  Notwithstanding anything to the contrary herein, we express no opinion with respect to the laws of the State of New York or any jurisdiction other than the laws of the State of West Virginia.  None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

Yours very truly,

/s/ DINSMORE & SHOHL LLP

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